UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2013

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Following the conclusion of the previously disclosed executive search, the Board of Directors (the “Board”) of Trinity Place Holdings Inc. (the “Company”) has elected Mark D. Ettenger to the offices of President and Chief Executive Officer of the Company, effective April 22, 2013.  Mr. Ettenger, 57, has also served as Chairman of the Board and principal executive officer of the Company since January 12, 2013.  A summary of Mr. Ettenger’s business experience was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2013, and is incorporated by reference herein.

In connection with his election as President and Chief Executive Officer, Mr. Ettenger and the Company have executed an Engagement Agreement dated April 22, 2013.  The Engagement Agreement provides for Mr. Ettenger to serve as an independent contractor for a period of one year, with an automatic renewal for one additional year, subject to the right of either party to terminate the engagement at the end of the first year on 30 days’ advance notice.

The Engagement Agreement provides for Mr. Ettenger to receive an annual fee of $400,000, retroactive to March 11, 2013.  For the period from January 12, 2013 through March 10, 2013, he received a fee at the rate of $50,000 per month. The Engagement Agreement also entitles him to receive certain incentive fees and performance fees in connection with the sale or other monetization of the Company’s real estate properties based on pre-established threshold amounts for each of the properties.  The incentive fees and performance fees are also generally payable on entity-level (rather than property-level) transactions based on the net proceeds from the transaction relative to the aggregate threshold amounts for all remaining unsold properties.  Unless Mr. Ettenger’s engagement is terminated for cause, the incentive fees and performance fees under the Engagement Agreement will be payable for transactions that close during the term of the engagement, that are under contract at the time of the termination of the engagement but that close after such termination, or that otherwise close within six months after such termination.

Mr. Ettenger will receive no benefits from the Company, but the Engagement Agreement provides for the Company to reimburse him for the actual cost of his health insurance and for up to $15,000 in legal fees associated with the negotiation of the Engagement Agreement.  If the Company terminates the engagement without cause (including at the end of the first year), the Engagement Agreement provides that the Company must pay the annual fee for the remainder of the term or for three months, if longer.

Subsequent to the Board’s approval of the Engagement Agreement and its execution by Mr. Ettenger and the Company, Mr. Cohen informed the Board that he is of the belief that, under the Company’s Certificate of Incorporation and the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and Its Subsidiaries (the “Plan”), his approval is required in order for the Company to enter into and/or perform its obligations under the Engagement Agreement. Mr. Cohen has not approved the Engagement Agreement and has indicated that he does not intend to approve it in its current form.  The Board is currently evaluating various options in light of Mr. Cohen’s position.

Readers are cautioned that the foregoing description of the Engagement Agreement is only a summary of its terms.  Subject to the outcome of the Board’s evaluation referenced above, the Company currently intends to file the full text of the Engagement Agreement as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

ITEM 8.01 Other Events

On April 25, 2013, the Company sold its Southfield, Michigan property, the building of which is approximately 71,000 square feet, for net proceeds of $2,453,325. This is the fourth sale of a “near-term property”, as that term is used in the Plan, the other three being the properties located in Miami, Florida; Houston, Texas; and Fairfield, Connecticut. Five additional properties are now subject to brokerage agreements and are in various stages of the marketing process. Notwithstanding this progress, there continues to be no assurance that the Company will be able to fund its operating expenses or that such expenses will be less than the two-year reserves established in the Plan for such expenses. Also, if the Syms and Filene’s Basement convenience class claims and the Syms general unsecured claims (as described in the Plan) are not paid in full under the Plan by October 1, 2013, then Alan Cohen, as the director designated by the holder of the Series A Preferred Stock, will be entitled to direct the sale process for any remaining “near-term properties.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
	Name:	Richard G. Pyontek
	Title:	Chief Financial Officer,
Treasurer and Secretary

Dated:  April 26, 2013